195 Church Street New Haven, CT 06510 www.newalliancebank.com
PRESS RELEASE
Contact: Judith E. Falango Vice President NewAlliance Bank 203 789 2814

NewAlliance Announces Date of Annual Shareholders Meeting

New Haven, Connecticut, January 31, 2008 – NewAlliance Bancshares, Inc. (NYSE: NAL) announced today that it will hold its Annual Meeting of Shareholders on Thursday, April 17, 2008 at 10 a.m. at the Chevrolet Theatre in Wallingford, Connecticut for shareholders of record as of March 3, 2008. The meeting will also be available through a live webcast. Details on the webcast will be on the Company’s website, www.newalliancebank.com, at least two weeks prior to the April 17, 2008 Annual Meeting.

NewAlliance Bancshares is a Connecticut based bank holding company with assets of $8.2 billion operating 88 branches in Connecticut and western Massachusetts. In addition to offering a full range of consumer and commercial banking services, NewAlliance Bank also provides trust services and investment and insurance products and services.